As filed with the Securities and Exchange Commission on June 14. 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the Securities Exchange Act of 1933

Zumiez Inc.

(Exact name of registrant as specified in its charter)

Washington	91-1040022
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4001 204th Street SW, Lynnwood, WA 98036

(Address of principal executive offices, including zip code)

ZUMIEZ INC. 2023 EQUITY INCENTIVE PLAN

ZUMIEZ INC. 2023 EMPLOYEE STOCK PURCHASE PLAN

Chris K. Visser

Chief Legal Officer and Secretary

4001 204th Street SW, Lynnwood, WA 98036

(425) 551 1500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 1,503,815 new shares of common stock, no par value per share (the “Common Stock”), of Zumie Inc., a Washington corporation (the “Registrant”), that may be issued to participants under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”) that were not previously registered pursuant to the Registrant’s Registration Statement on Form S-8 (file No. 333-196347) filed with the Securities and Exchange Commission (the “Commission”) on May 29, 2014 (the “Prior Registration Statement”) with respect to shares of the Common Stock issuable under the Registrant’s 2014 Equity Incentive Plan (the “2014 Plan”).

Effective as of May 31, 2023 (the “Effective Date”), no further awards will be made under the 2014 Plan, including with respect to approximately 881,585 shares of Common Stock that remained available for issuance under the 2014 Plan as of the Effective Date (the “Remaining Shares”). In addition, up to 950,535 shares of Common Stock that were subject to outstanding awards under the 2014 Plan as of the Effective Date that subsequently cease to be subject to such awards following the Effective Date, such as by expiration, termination, cancellation, or forfeiture of the awards or settlement of the awards for cash, will also become available for issuance under the 2023 Plan (the “Rollover Shares” and, together with the Remaining Shares, the “Previously Registered Shares”). The Registrant filed Post-Effective Amendment No. 1 to the Prior Registration Statement concurrently with this registration statement with respect to all such Previously Registered Shares.

This Registration Statement on Form S-8 is also being filed for the purpose of registering 580,000 shares of common stock, no par value per share, of the Registrant that may be issued to participants under the Registrant’s 2023 Employee Stock Purchase Plan (together with the 2023 Plan, the “Plans”).

These additional shares of Common Stock are securities of the same class as other securities for which the Prior Registration Statement was filed with the Commission. In accordance with Instruction E of Form S-8, the content of the Prior Registration Statement are incorporated herein by reference and made a part of this Registration Statement on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended January 28, 2023 filed with the Commission on March 20, 2023;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 29, 2023 filed with the Commission on June 5, 2023;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on, March 24, 2023 and June 2, 2023, in each case solely to the extent filed and not furnished;

(d)

the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April  21, 2023 that are specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023; and

(e)

the description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on May 3, 2005, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any information the Registrant furnishes, rather than files, with the Commission, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Chris K. Visser, the Chief Legal Officer and Secretary of the Registrant, has provided an opinion regarding the legality of the shares of common stock registered under this Registration Statement. Mr. Visser owns shares of common stock and is eligible to receive stock and other awards granted by the Registrant under the Registrant’s 2023 Plan.

Item 6.	Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize Washington corporations to indemnify and advance expenses to directors, officers, employees or agents of the corporation under certain circumstances against liabilities and expenses incurred in legal proceedings involving such individuals because of their being or having been a director, officer, employee or agent of the corporation. Section 23B.08.560 of the WBCA authorizes a corporation to agree to so indemnify and obligate itself to advance or reimburse expenses without regard to the limitations of Section 23B.08.510 through 23B.08.550 of the WBCA; provided, however, that no such indemnity shall be made for or on account of any:

•	acts or omissions of the director, officer, employee or agent finally adjudged to be intentional misconduct or a knowing violation of law;

•	conduct of the director, officer, employee or agent finally adjudged to be in violation of Section 23B.08.310 of the WBCA (which section relates to unlawful distributions); or

•

transaction with respect to which it was finally adjudged that such director, officer, employee or agent personally received a benefit in money, property, or services to which the director, officer, employee or agent was not legally entitled.

Furthermore, Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving (1) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (2) conduct violating Section 23B.08.310 of the WBCA (which section relates to unlawful distributions) or (3) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

The Registrant’s articles of incorporation provide that it shall indemnify our directors to the fullest extent permitted by the WBCA, subject to exceptions, and require that the Registrant advance expenses for such persons pursuant to its bylaws or a separate directors’ resolution or contract. The bylaws provide that the Registrant shall indemnify its directors, officers and employees to the fullest extent permitted by applicable law, and also provide that the Registrant may indemnify its agents. The Registrant’s bylaws also provide that it may, or in certain cases must, provide advances for expenses to such indemnified individuals who are parties to such a proceeding. The Registrant’s articles of incorporation provide that a director shall not be personally liable to the Registrant or to any of its shareholders for monetary damages for conduct as a director, subject to the limitations set forth in the articles of incorporation. The Registrant’s bylaws also provide that it may maintain, at its expense, insurance to protect the Registrant and an indemnified director, officer, employee or agent against any liability, whether or not the Registrant would have the power to indemnify such director, officer, employee or agent against the same liability under Sections 23B.08.510 or 23B.08.520 of the WBCA.

The Registrant has entered into separate indemnification agreements with each of its directors and officers to effectuate the provisions discussed above and to purchase director and officer liability insurance. The effect of such provisions is to indemnify the Registrant’s directors and officers against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding to which they are involved by reason of their affiliation with the Registrant to the fullest extent permitted by law.

Item 8.	Exhibits.

Exhibit Number	Description of Document

5.1*	Opinion of Counsel regarding legality of common stock being registered

23.1*	Consent of Moss Adams LLP

23.2*	Consent of Counsel (included in opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (see signature page)

99.1	Zumiez Inc. 2023 Equity Incentive Plan. Incorporated by reference from Exhibit 10.30 to the Registrant’s Current Report on Form 8-K filed on June 2, 2023.

99.2	Zumiez Inc. 2023 Employee Stock Purchase Plan. Incorporated by reference from Exhibit 10.34 to the Registrant’s Current Report on Form 8-K filed on June 2, 2023

107.1*	Filing Fee Table

*	Filed herewith

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lynwood, State of Washington, on June 14, 2023.

Zumiez Inc.

By:	/s/ Richard M. Brooks
Richard M. Brooks
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard M. Brooks and Chris K. Visser, and each of them severally, his or her true and lawful attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 14, 2023.

Signature	Title

/s/ Richard M. Brooks Richard M. Brooks	Chief Executive Officer, Director (Principal Executive Officer)

/s/ Christopher C. Work Christopher C. Work	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Thomas D. Campion Thomas D. Campion	Chairman of the Board of Directors

/s/ Liliana Gil Valletta Liliana Gil Valletta	Director

/s/ Carmen R. Bauza Carmen R. Bauza	Director

/s/ Scott A. Bailey Scott A. Bailey	Director

/s/ Steven P. Louden Steven P. Louden	Director

/s/ James P. Murphy James P. Murphy	Director

/s/ Travis D. Smith Travis D. Smith	Director